MILLIMAN VARIABLE INSURANCE TRUST 485BPOS

EX-28.h.iii

TRANSFER AGENT SERVICING AGREEMENT

THIS AGREEMENT is made and entered into as of the last day written on the signature page by and between Milliman Variable Insurance Trust, a Delaware statutory trust (the “Trust”), and U.S. BANCORP FUND SERVICES, LLC d/b/a U.S. BANK GLOBAL FUND SERVICES, a Wisconsin limited liability company (“USBGFS”).

WHEREAS, the Trust is, or intends to be, registered under the Investment Company Act of 1940, as amended (the “1940 Act”), as an open-end management investment company, and is authorized to issue shares of beneficial interest in separate series, with each such series representing interests in a separate portfolio of securities and other assets; and

WHEREAS, USBGFS is, among other things, in the business of administering transfer and dividend disbursing agent functions for the benefit of its customers; and

WHEREAS, the Trust desires to retain USBGFS to provide transfer and dividend disbursing agent services to each series of the Trust listed on Exhibit A hereto (as amended from time to time) (each a “Fund,” and, collectively, the “Funds”)

NOW, THEREFORE, in consideration of the promises and mutual covenants herein contained, and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto, intending to be legally bound, do hereby agree as follows:

1.	Appointment of USBGFS as Transfer Agent

The Trust hereby appoints USBGFS as transfer agent of the Trust on the terms and conditions set forth in this Agreement, and USBGFS hereby accepts such appointment and agrees to perform the services and duties set forth in this Agreement. The services and duties of USBGFS shall be confined to those matters expressly set forth herein, and no implied duties are assumed by or may be asserted against USBGFS hereunder.

2.	Services and Duties of USBGFS

USBGFS shall provide the following transfer agent and dividend disbursing agent services to the Trust with respect to each Fund, as applicable:

A.	Receive and process all orders for transactions of shares in accordance with applicable regulations, and as specified in the Fund’s prospectus and Statement of Additional Information (or similar disclosure documents) (together, the “Prospectus”) filed with the Securities and Exchange Commission (“SEC”).

B.	Process purchase and redemption orders with prompt delivery, where appropriate, of payment and supporting documentation to the shareholder based on the shareholder’s or the Fund’s custodian instructions, and record the appropriate number of shares being held in the appropriate shareholder account.

C.	Process redemption requests received in good order and, where relevant, deliver appropriate documentation to the Fund’s custodian.

D.	Pay proceeds upon receipt from the Fund’s custodian, where relevant, in accordance with the instructions of redeeming shareholders.

E.	Process transfers of shares in accordance with the shareholder’s instructions, after receipt of appropriate documentation from the shareholder as specified in the Prospectus.

F.	Prepare and transmit payments, or apply reinvestments for income dividends and capital gains distributions declared by the Trust with respect to a Fund, after deducting any amount required to be withheld by any applicable laws, rules and regulations and in accordance with shareholder instructions.

G.	Serve as the Fund’s agent in connection with systematic plans including, but not limited to, systematic investment plans, systematic withdrawal plans, and systematic exchange plans.

H.	Make changes to shareholder records, including, but not limited to, address and plan changes in plans (e.g., systematic investment and withdrawal and dividend reinvestment).

I.	Handle load and multi-class processing, including rights of accumulation and purchases by letters of intent in accordance with the Prospectus.

J.	Record the issuance of shares of the Fund and maintain, pursuant to Rule 17Ad-10(e) promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), a record of the total number of shares of each Fund which are authorized, issued and outstanding.

K.	Prepare ad-hoc reports as necessary at prevailing rates.

L.	Mail shareholder reports and Prospectuses to current shareholders for whom USBGFS has direct access and appropriate registration information.

M.	Prepare and file U.S. Treasury Department Forms 1099 and other appropriate information returns required with respect to dividends and distributions for all shareholders.

N.	Provide shareholder account information upon shareholder or Fund requests and prepare and mail confirmations and statements of account to shareholders for all purchases, redemptions and other confirmable transactions as agreed upon with the Fund.

O.	Mail and/or obtain shareholders’ certifications under penalties of perjury and pay on a timely basis to the appropriate federal or state authorities any taxes to be withheld on dividends and distributions paid by the Fund, all as required by applicable federal and state tax laws and regulations.

P.	Provide the total number of shares of the Fund sold in each state to enable the Trust to monitor such sales for blue sky purposes; provided that the Trust, not USBGFS, is responsible for ensuring that shares are not sold in violation of any requirement under the securities laws or regulations of any state.

Q.	Answer correspondence from shareholders, securities brokers and others relating to USBGFS’ duties hereunder within required time periods established by applicable regulation.

R.	Reimburse the Fund each month for all material losses resulting from “as of” processing errors for which USBGFS is responsible in accordance with the “as of” processing guidelines set forth on Exhibit B hereto.

S.	Calculate average assets held in shareholder accounts for purposes of paying Rule 12b-1 and/or shareholder servicing fees as directed by a Fund.

T.	Provide service and support to financial intermediaries including but not limited to trade placements, settlements and corrections.

U.	If the Fund so elects, USBGFS shall provide additional services that are set out and further described in the fee schedule in Exhibit C hereto, as it may be amended from time to time.

3.	Lost Shareholder Due Diligence Searches and Servicing

The Trust hereby acknowledges that USBGFS has an arrangement with an outside vendor to conduct lost shareholder searches required by Rule 17Ad-17 under the Securities Exchange Act of 1934, as amended. Reasonable and documented costs associated with such mandatory searches will be passed through to the Trust as a miscellaneous expense as may be agreed upon in writing by the parties from time to time. If a shareholder remains lost and the shareholder’s account unresolved after completion of the mandatory Rule 17Ad-17 search, USBGFS will consult with the Trust and obtain the Trust’s written authorization prior to USBGFS entering into agreements with vendors to conduct more in-depth searches in order to locate the lost shareholder before the shareholder’s assets escheat to the applicable state. If authorized by the Trust in writing, the costs of such additional searches will be charged to the account of the lost shareholder.

4.	Anti-Money Laundering and Red Flag Identity Theft Prevention Programs

USBGFS represents and warrants that it has adopted written procedures which are designed to promote the detection and reporting of potential money laundering activity and identity theft by monitoring certain aspects of shareholder activity as well as written procedures for verifying a customer’s identity (collectively, the “Procedures”). Further, USBGFS represents and warrants that the Procedures are reasonably designed to: (i) prevent the Trust from being used for money laundering or the financing of terrorist activities; (ii) prevent identity theft; and (iii) achieve compliance with the applicable provisions of the Bank Secrecy Act, the USA Patriot Act of 2001, the Fair and Accurate Credit Transactions Act of 2003, and the implementing regulations thereunder (together “AML Rules”).

Based on the foregoing, the Trust hereby instructs and directs USBGFS to implement the Procedures, as applicable, on the Trust’s behalf, as such may be amended from time to time, in connection with the implementation of the Trust’s Anti-Money Laundering Program (the “Trust AML Program”). It is contemplated that the Procedures will be amended from time to time by USBGFS and any such amended Procedures will promptly be provided to the Trust. USBGFS agrees to cooperate with the Trust’s AML Compliance Officer in connection with the implementation of the Trust AML Program.

USBGFS further agrees to provide to the Trust:

(a)	Prompt written notification of any transaction or combination of transactions that USBGFS believes, based on the Procedures, evidence money laundering or identity theft activities in connection with the Trust;

(b)	Any reports received by USBGFS from any government agency or applicable industry self-regulatory organization pertaining to the Procedures;

(c)	Prompt written notification of any action taken in response to anti-money laundering violations or identity theft activity as described in (a) or (b); and

(d)	Certified annual and quarterly reports of its monitoring on behalf of the Trust.

The Trust acknowledges and agrees that although it is directing USBGFS to implement the Procedures on its behalf, USBGFS is implementing the Procedures as a service provider to the Trust and the Trust is and remains ultimately responsible for complying with all applicable laws, rules, and regulations with respect to anti-money laundering, customer identification, identity theft prevention, economic sanctions, and terrorist financing, whether under the AML Rules, or otherwise, such as, the establishment and board adoption of its own formal anti-money laundering program and the designation of its own anti-money laundering officer, as applicable.

The Trust further acknowledges and agrees that certain portions of the Procedures are applicable to certain products, entities, structures, or geographies and, accordingly, certain portions of the Procedures may not be implemented with respect to the Trust. USBGFS represents and warrants that it has provided a copy of the Procedures to the Trust and has given the Trust the opportunity to discuss the Procedures. The Trust understands and agrees which portions of the Procedures may not be implemented on behalf of the Trust. Without limitation of the foregoing, USBGFS shall not be responsible for providing anti-money laundering or customer identification services with respect to certain intermediary or dealer-controlled customer accounts (i.e., level 0 sub-accounts through the Fund/SERV system operated by the National Securities Clearing Corporation) and other fund client relationships where there is a sub-transfer agency or similar arrangement between the Trust and the intermediary.

The Trust hereby directs, and USBGFS acknowledges, that USBGFS shall (i) permit federal regulators access to such information and records maintained by USBGFS and relating to USBGFS’ implementation of the Procedures, on behalf of the Trust, as they may request, and (ii) permit such federal regulators to inspect USBGFS’ implementation of the Procedures on behalf of the Trust.

5.	Compensation

USBGFS shall be compensated for providing the services set forth in this Agreement in accordance with the fee schedule set forth on Exhibit C hereto (as amended from time to time). Subject to the prior written approval of the Trust, USBGFS shall also be reimbursed for such reasonable and documented miscellaneous expenses set forth in Exhibit C as are reasonably incurred by USBGFS in performing its duties hereunder. The Trust shall pay all such fees and reimbursable expenses within 30 calendar days following receipt of the billing notice, except for any fee or expense subject to a good faith dispute. The Trust shall notify USBGFS in writing within 30 calendar days following receipt of each invoice if the Trust is disputing any amounts in good faith. The Trust shall pay such disputed amounts within 10 calendar days of the day on which the parties agree to the amount to be paid. With the exception of any fee or expense the Trust is disputing in good faith as set forth above, unpaid invoices shall accrue a finance charge of 1½% per month after the due date. Notwithstanding anything to the contrary, amounts owed by the Trust to USBGFS shall only be paid out of the assets and property of the particular Fund involved.

6.	Representations and Warranties

A.	The Trust hereby represents and warrants to USBGFS, which representations and warranties shall be deemed to be continuing throughout the term of this Agreement, that:

(1)	It is duly organized and existing under the laws of the jurisdiction of its organization, with full power to carry on its business as now conducted, to enter into this Agreement and to perform its obligations hereunder;

(2)	This Agreement has been duly authorized, executed and delivered by the Trust in accordance with all requisite action and constitutes a valid and legally binding obligation of the Trust, enforceable in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties;

(3)	It is conducting its business in compliance in all material respects with all applicable laws and regulations, both state and federal, and has obtained, or intends to obtain, all regulatory approvals necessary to carry on its business as now conducted; there is no statute, rule, regulation, order or judgment binding on it and no provision of its charter, bylaws or any contract binding it or affecting its property which would prohibit its execution or performance of this Agreement;

(4)	A registration statement under the 1940 Act and, if applicable, the Securities Act of 1933, as amended, will be made effective prior to the initiation of services under this Agreement and will remain effective during the term of this Agreement, and appropriate state securities law filings will be made prior to the initiation of services under this Agreement and will continue to be made during the term of this Agreement as necessary to enable the Trust to make a continuous public offering of its shares;

(5)	All records of the Trust (including, without limitation, all shareholder and account records) provided to USBGFS by the Trust are materially accurate and materially complete and USBGFS is entitled to rely on all such records in the form provided; and

B.	USBGFS hereby represents and warrants to the Trust, which representations and warranties shall be deemed to be continuing throughout the term of this Agreement, that:

(1)	It is duly organized and existing under the laws of the jurisdiction of its organization, with full power to carry on its business as now conducted, to enter into this Agreement and to perform its obligations hereunder;

(2)	This Agreement has been duly authorized, executed and delivered by USBGFS in accordance with all requisite action and constitutes a valid and legally binding obligation of USBGFS, enforceable in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties;

(3)	It is conducting its business in compliance in all material respects with all applicable laws and regulations, both state and federal, and has obtained all regulatory approvals necessary to carry on its business as now conducted; there is no statute, rule, regulation, order or judgment binding on it and no provision of its charter, bylaws or any contract binding it or affecting its property which would prohibit its execution or performance of this Agreement; and

(4)	It is a registered transfer agent under the Exchange Act.

7.	Standard of Care; Indemnification; Limitation of Liability

A.	USBGFS shall use its best efforts, and exercise reasonable care, in the performance of its duties under this Agreement. USBGFS shall not be liable for any error of judgment; mistake of law; fraud or misconduct by the Trust, any Fund, the adviser or any other service provider to the Trust or a Fund, or any employee of the foregoing; or for any loss suffered by the Trust, a Fund, or any third party in connection with USBGFS’ duties under this Agreement, including losses resulting from mechanical breakdowns or the failure of communication or power supplies beyond USBGFS’ reasonable control, except a loss arising out of or relating to USBGFS’ breach of, or refusal or failure to comply with, the terms of this Agreement (other than where such compliance would violate applicable law) or applicable law, or from its bad faith, negligence, fraud or willful misconduct in the performance, or reckless disregard, of its duties under this Agreement (the “Standard of Care”). Notwithstanding any other provision of this Agreement, if USBGFS has acted in accordance with its Standard of Care in the performance of its duties under this Agreement, the applicable Fund, severally and not jointly, shall indemnify and hold harmless USBGFS and its affiliates and suppliers from and against any and all actual claims, demands, losses, expenses, and liabilities of any and every nature (including reasonable attorneys’ fees) that USBGFS or its affiliates and suppliers may actually sustain or incur or that may be asserted against USBGFS or its affiliates and suppliers by any person arising out of any action taken or omitted to be taken by it in performing the services hereunder (i) in accordance with the foregoing Standard of Care, or (ii) in reasonable reliance upon any written instruction provided to USBGFS by any duly authorized officer of the Trust, except for any and all actual claims, demands, losses, expenses, and liabilities arising out of or relating to (a) USBGFS’ breach of, or refusal or failure to comply with, the terms of this Agreement (other than where such compliance would violate applicable law) or applicable law, or (b) USBGFS’ failure to adhere to the Standard of Care. USBGFS shall act in good faith and in a commercially reasonable manner to mitigate any losses, expenses or liabilities it may suffer. This indemnity shall be a continuing obligation of the Trust on behalf of the applicable Fund, its successors and assigns, notwithstanding the termination of this Agreement, provided that a Fund’s continuing obligation to indemnify USBGFS after the termination of this Agreement shall relate solely to those claims, demands, losses, expenses and liabilities of any and every nature (including reasonable attorneys’ fees) sustained in connection with USBGFS’ provision of services to that Fund pursuant to this Agreement. As used in this paragraph, the term “USBGFS” shall include USBGFS’ directors, officers and employees. USBGFS shall endeavor to provide the applicable Fund such reasonable estimates, including reasonable estimates related to amounts incurred for services provided hereunder, in connection with claims for which USBGFS seeks indemnity from that Fund.

Without limiting the generality of the foregoing, USBGFS agrees to indemnify the Trust and any Fund with respect to any and all legitimate claims arising out of or related to occurrences that USBGFS is required to insure against pursuant to Section 22 of this Agreement or applicable law.

USBGFS shall indemnify and hold the Trust and each Fund harmless from and against any and all claims, demands, losses, expenses, and liabilities of any and every nature (including reasonable attorneys’ fees) that the Trust or any Fund may sustain or incur or that may be asserted against the Trust by any person arising out of any action taken or omitted to be taken by USBGFS as a result of USBGFS’ refusal or failure to comply with the terms of this Agreement, or from USBGFS’ bad faith, negligence, fraud or willful misconduct in the performance, or reckless disregard, of its duties under this Agreement. This indemnity shall be a continuing obligation of USBGFS, its successors and assigns, notwithstanding the termination of this Agreement. As used in this paragraph, the terms “Trust” and “Fund” shall include the Trust’s trustees, officers and the Trust’s agents.

In no case shall either party be liable to the other for (i) any special, indirect or consequential damages, loss of profits or goodwill (even if advised of the possibility of such); or (ii) any delay by reason of circumstances beyond its reasonable control, including acts of civil or military authority, national emergencies, labor difficulties, fire, mechanical breakdown, flood or catastrophe, acts of God, insurrection, war, riots, or failure beyond its reasonable control of transportation or power supply.

In the event of a mechanical breakdown or failure of communication or power supplies beyond its reasonable control, USBGFS shall take all reasonable steps to minimize service interruptions for any period that such interruption continues. USBGFS will make every reasonable effort to restore any lost or damaged data and correct any errors resulting from such a breakdown at the expense of USBGFS. USBGFS agrees that it shall, at all times, have reasonable business continuity and disaster contingency plans with appropriate parties, making reasonable provision for emergency use of electrical data processing equipment to the extent appropriate equipment is available. Representatives of the Trust shall be entitled to inspect USBGFS’ premises and operating capabilities at any time during regular business hours of USBGFS, upon reasonable notice to USBGFS. Moreover, USBGFS shall provide the Trust, at such times as the Trust may reasonably require, copies of reports rendered by independent accountants on the internal controls and procedures of USBGFS relating to the services provided by USBGFS under this Agreement.

Notwithstanding the above, USBGFS reserves the right to reprocess and correct administrative errors at its own expense, provided that USBGFS shall provide prompt written notice to the Fund of any such action.

B.	In order that the indemnification provisions contained in this section shall apply, it is understood that if in any case the indemnitor may be asked to indemnify or hold the indemnitee harmless, the indemnitor shall be fully and promptly advised of all pertinent facts concerning the situation in question, and it is further understood that the indemnitee will use all reasonable care to notify the indemnitor promptly concerning any situation that presents or appears likely to present the probability of a claim for indemnification. The indemnitor shall have the option to defend the indemnitee against any claim that may be the subject of this indemnification. In the event that the indemnitor so elects, it will so notify the indemnitee and thereupon the indemnitor shall take over complete defense of the claim, and the indemnitee shall in such situation initiate no further legal or other expenses for which it shall seek indemnification under this section. The indemnitee shall in no case confess any claim or make any compromise in any case in which the indemnitor will be asked to indemnify the indemnitee except with the indemnitor’s prior written consent.

C.	The indemnity and defense provisions set forth in this Section 7 shall indefinitely survive the termination and/or assignment of this Agreement, provided that a Fund’s continuing obligation to indemnify USBGFS after the termination of this Agreement shall relate solely to those claims, demands, losses, expenses, and liabilities of any and every nature (including reasonable attorneys’ fees) sustained in connection with USBGFS’ provision of services to that Fund pursuant to this Agreement.

D.	If USBGFS is acting in another capacity for the Trust pursuant to a separate agreement, nothing herein shall be deemed to relieve USBGFS of any of its obligations in such other capacity.

8.	Data Necessary to Perform Services

The Trust or its agent shall furnish to USBGFS the data reasonably necessary to perform the services described herein at such times and in such form as mutually agreed upon.

9.	Proprietary and Confidential Information

A.	USBGFS agrees on behalf of itself and its directors, officers, and employees to use its best efforts to treat confidentially and as proprietary information of the Trust, all records and other information relative to the Trust and prior, present, or potential investors (including owners of variable annuity contracts and variable life insurance policies that have allocated value to a Fund) of the Trust (and clients of said investors), and not to use such records and information for any purpose other than the performance of its responsibilities and duties hereunder, except (i) after prior notification to and approval in writing by the Trust, which approval shall not be unreasonably withheld and may not be withheld where USBGFS may be exposed to civil or criminal contempt proceedings for failure to comply, (ii) when requested to divulge such information by duly constituted authorities, provided that USBGFS will promptly notify the Trust of such request if permitted by applicable law, or (iii) when so requested by the Trust. Records and other information which have become known to the public through no wrongful act of USBGFS or any of its employees, agents or representatives, and information that was already in the possession of USBGFS prior to receipt thereof from the Trust or its agent, shall not be subject to this paragraph.

Further, USBGFS will adhere to the privacy policies adopted by the Trust pursuant to Title V of the Gramm-Leach-Bliley Act, as may be modified from time to time. In this regard, USBGFS shall have in place and maintain physical, electronic and procedural safeguards reasonably designed to protect the security, confidentiality and integrity of, and to prevent unauthorized access to or use of, records and information relating to the Trust and its shareholders.

B.	The Trust agrees on behalf of itself and its trustees and officers to use its best efforts to treat confidentially and as proprietary information of USBGFS, all non-public information relative to USBGFS (including, without limitation, information regarding USBGFS’ pricing, products, services, customers, suppliers, financial statements, processes, know-how, trade secrets, market opportunities, past, present or future research, development or business plans, affairs, operations, systems, computer software in source code and object code form, documentation, techniques, procedures, designs, drawings, specifications, schematics, processes and/or intellectual property), and not to use such information for any purpose other than in connection with the services received by the Trust under this Agreement, except (i) after prior notification to and approval in writing by USBGFS, which approval shall not be unreasonably withheld and may not be withheld where the Trust may be exposed to civil or criminal contempt proceedings for failure to comply, (ii) when requested to divulge such information by duly constituted authorities, provided that the Trust will promptly notify USBGFS of such request if permitted by applicable law, or (iii) when so requested by USBGFS. Information which has become known to the public through no wrongful act of the Trust or any of its agents or representatives, and information that was already in the possession of the Trust prior to receipt thereof from USBGFS or its agents, shall not be subject to this paragraph.

C.	Notwithstanding anything herein to the contrary, (i) the Trust shall be permitted to disclose the identity of USBGFS as a service provider, copies of this Agreement, and such other information as may be required in the Trust’s registration or offering documents, or as may otherwise be required by applicable law, rule, or regulation, and (ii) USBGFS shall be permitted to include the name of the Trust in lists of representative clients in due diligence questionnaires, RFP responses, presentations, and other marketing and promotional purposes.

10.	Records

USBGFS shall keep records relating to the services to be performed hereunder in the form and manner, and for such period, as it may deem advisable and is agreeable to the Trust, but not inconsistent with the rules and regulations of appropriate government authorities, in particular, Section 31 of the 1940 Act and the rules thereunder. USBGFS agrees that all such records prepared or maintained by USBGFS relating to the services to be performed by USBGFS hereunder are the property of the Trust and will be preserved, maintained, and made available in accordance with such applicable sections and rules of the 1940 Act and will be promptly surrendered to the Trust or its designee on and in accordance with its request. Notwithstanding the foregoing, USBGFS may retain such copies of such records in such form as may be required to comply with any applicable law, rule, regulation, or order of any governmental, regulatory, or judicial authority of competent jurisdiction.

11.	Compliance with Laws

A.	The Trust has and retains primary responsibility for all compliance matters relating to the Trust, including but not limited to compliance with the 1940 Act, the Internal Revenue Code of 1986, the Sarbanes-Oxley Act of 2002, the USA PATRIOT Act of 2001 and the policies and limitations of the Trust relating to its portfolio investments as set forth in its Prospectus and Statement of Additional Information. USBGFS’ services hereunder shall not relieve the Trust of its responsibilities for assuring such compliance or the Board of Trustee’s oversight responsibility with respect thereto.

B.	The Trust shall immediately notify USBGFS if the principal investment strategy of any Fund materially changes or deviates from the principal investment strategy disclosed in the current Prospectus (as supplemented), or if it (or any Fund) becomes subject to any new law, rule, regulation, or order of a governmental or judicial authority of competent jurisdiction that materially impacts the operations of the Trust or any Fund or the services provided under this Agreement.

12.	Duties in the Event of Termination

In the event that, in connection with termination, a successor to any of USBGFS’ duties or responsibilities hereunder is designated by the Trust by written notice to USBGFS, USBGFS will promptly, upon such termination and at the expense of the Trust (which expenses shall include only reasonable and documented miscellaneous expenses previously approved in writing by the Trust), transfer to such successor all relevant books, records, correspondence, and other data established or maintained by USBGFS under this Agreement in a form reasonably acceptable to the Trust (if such form differs from the form in which USBGFS has maintained the same, the Trust shall pay any such reasonable and documented miscellaneous expenses associated with transferring the data to such form), and will cooperate in the transfer of such duties and responsibilities, including provision for assistance from USBGFS’ personnel in the establishment of books, records, and other data by such successor. If no such successor is designated, then such books, records and other data shall be returned to the Trust. The Trust shall also pay any reasonable and documented fees associated with record retention and/or tax reporting obligations that USBGFS is obligated under applicable law, regulation, or rule to continue following the termination, but only for so long as USBGFS is legally obligated to retain such records or provide such tax reporting. Notwithstanding the foregoing, in the event that USBGFS terminates this Agreement without cause, or if termination results from USBGFS’ failure to perform in accordance with this Agreement (including negligent performance), or USBGFS transfers this Agreement to an affiliate, the transfer to the successor shall be at the expense of USBGFS.

13.	Term of Agreement; Amendment

A.	This Agreement shall become effective as of the last date written on the signature page and will continue in effect for a period of two (2) years (the “Initial Term”). Following the Initial Term, this Agreement shall automatically renew for successive one (1) year terms unless either party provides written notice at least 60 days prior to the end of the then current term that it will not be renewing the Agreement.

B.	Subject to Section 14, this Agreement may be terminated by either party (in whole or with respect to one or more Funds) upon giving 60 days’ prior written notice to the other party or such shorter notice period as is mutually agreed upon by the parties.

C.	USBGFS may terminate this Agreement immediately (in whole or with respect to one or more Funds) if the continued service of such Funds or the Trust would cause USBGFS or any of its affiliates to be in violation of any applicable law, rule, regulation, or order of any governmental, regulatory or judicial authority of competent jurisdiction, or if the Funds or the Trust (or any affiliate thereof) commits any act, or becomes involved in any situation or occurrence, tending to bring itself into public disrepute, contempt, scandal, or ridicule, or such that continued association with the Funds or the Trust would reflect unfavorably upon USBGFS’ reputation, provided that in such event USBGFS shall, to the extent it is legally permitted and able to do so, provide reasonable assistance to transition such Funds or the Trust to a successor service provider. In addition, the Trust may, at any time, immediately terminate this Agreement in the event of the appointment of a conservator or receiver for USBGFS, or any of its affiliates, by an appropriate regulatory agency or court of competent jurisdiction.

D.	This Agreement may be terminated by any party upon the breach of the other party of any material term of this Agreement if such breach is not cured within 15 days of notice of such breach to the breaching party.

E.	This Agreement may not be amended or modified in any manner except by written agreement executed by USBGFS and the Trust, and authorized or approved by the Trust’s Board of Trustees.

14.	Early Termination

In the absence of any termination resulting from a material breach of this Agreement or any immediate termination by the Trust in accordance with Section 13.C. above, should the Trust elect to terminate this Agreement (in whole or with respect to one or more Funds) prior to the end of the Initial Term, the Trust agrees to pay the following fees with respect to each Fund subject to the termination:

a.	all monthly fees through the remaining term of the Agreement;

b.	all reasonable and documented fees associated with converting services to a successor service provider, to the extent such services were requested in writing by the Trust to be provided in connection with such conversion;

c.	all reasonable and documented fees associated with any record retention and/or tax reporting obligations that cannot be eliminated due to the conversion to a successor service provider, which USBGFS is obligated under applicable law, regulation, or rule to continue following the termination, but only for so long as USBGFS is legally obligated to retain such records or provide such tax reporting;

d.	all reasonable and documented miscellaneous expenses associated with a-c above.

Notwithstanding the foregoing, this Section 14 shall not apply to any termination of this Agreement with respect to a Fund that is (i) liquidated or (ii) merged into, or subject to an asset acquisition by, another registered investment company where the Fund is not the survivor of such transaction, if the acquiring fund is also serviced by USBFS.

15.	Assignment

This Agreement shall extend to and be binding upon the parties hereto and their respective successors and assigns; provided, however, that this Agreement shall not be assignable by the Trust without the written consent of USBGFS, or by USBGFS without the written consent of the Trust accompanied by the authorization or approval of the Trust’s Board of Trustees.

16.	Governing Law

This Agreement shall be governed by and construed in accordance with the laws of the State of Wisconsin, without regard to conflicts of law principles. To the extent that the applicable laws of the State of Wisconsin, or any of the provisions herein, conflict with the applicable provisions of the 1940 Act, the latter shall control, and nothing herein shall be construed in a manner inconsistent with the 1940 Act or any rule or order of the Securities and Exchange Commission thereunder.

17.	No Agency Relationship

Nothing herein contained shall be deemed to authorize or empower either party to act as agent for the other party to this Agreement, or to conduct business in the name, or for the account, of the other party to this Agreement.

18.	Services Not Exclusive

Nothing in this Agreement shall limit or restrict USBGFS from providing services to other parties that are similar or identical to some or all of the services provided hereunder.

19.	Invalidity

Any provision of this Agreement which may be determined by competent authority to be prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. In such case, the parties shall in good faith modify or substitute such provision consistent with the original intent of the parties.

20.	Notices

Any notice required or permitted to be given by either party to the other shall be in writing and shall be deemed to have been given on the date delivered personally or by courier service, or three days after sent by registered or certified mail, postage prepaid, return receipt requested, or on the date sent and confirmed received by email transmission to the other party’s address set forth below:

Notice to USBGFS shall be sent to:

U.S. Bank Global Fund Services, LLC

615 East Michigan Street

Milwaukee, WI 53202

Attn: President

Email:

and

Notice to the Trust shall be sent to:

Milliman Variable Insurance Trust

71 S. Wacker Drive, 31st Floor

Chicago, IL, 60606

20.	No Third Party Rights

Nothing expressed or referred to in this Agreement will be construed to give any third party (including, without limitation, shareholders of any Fund) any legal or equitable right, remedy or claim under or with respect to this Agreement.

21.	Multiple Originals

This Agreement may be executed on two or more counterparts, each of which when so executed shall be deemed to be an original, but such counterparts shall together constitute but one and the same instrument.

22.	Insurance

USBGFS shall maintain a fidelity bond covering larceny and embezzlement, an insurance policy with respect to directors and officers errors and omissions coverage and electronic data processing insurance coverage, in amounts that are appropriate in light of its duties and responsibilities hereunder. Upon the request of the Trust, USBGFS shall provide evidence that coverage is in place. USBGFS shall notify the Trust in writing should USBGFS’ insurance coverage with respect to professional liability or errors and omissions coverage be reduced or canceled. Such written notification shall include the date of cancellation or reduction and the reasons therefore. USBGFS shall notify the Trust promptly in writing of any material claims against USBGFS with respect to services performed under this Agreement, whether or not they may be covered by insurance, and shall notify the Trust promptly in writing should the total outstanding claims made by USBGFS under its insurance coverage materially impair, or threaten to materially impair, the adequacy of its coverage.

23.	Entire Agreement

This Agreement, together with any exhibits, attachments, appendices or schedules expressly referenced herein, sets forth the sole and complete understanding of the parties with respect to the subject matter hereof and supersedes all prior agreements relating thereto, whether written or oral, between the parties.

24.	Trust Limitations

Notwithstanding anything to the contrary contained in this Agreement, any amounts owed or liabilities incurred by a Fund, shall be satisfied solely from the assets of the Fund and not from the assets of any other entity or person (such as the Trustees, officers or shareholders, or other series of the Trust). In no event shall USBGFS or any of its affiliates have recourse, whether by set-off or otherwise, with respect to any such amounts owed or liabilities incurred, to or against (i) any other series of the Trust other than the applicable Fund to which such obligations relate, (ii) any assets of any person or entity under the management of the investment adviser of the Fund, other than the Fund, or (iii) any assets of the investment adviser of the Fund or any affiliate of such investment adviser. Neither the Trust nor any of its series or any other person or entity identified in (i) through (iii) above, other than the applicable Fund, are obligated to make contributions, loans or otherwise provide funding to the Fund.

(SIGNATURES ON THE FOLLOWING PAGE)

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by a duly authorized officer on one or more counterparts as of the date last written below.

MILLIMAN VARIABLE INSURANCE TRUST

By:	/s/Adam Schenck

Name:	Adam Schenck

Title:	Trustee

Date:	January 3, 2022

U.S. BANCORP FUND SERVICES, LLC

By:	/s/Michael D. Barolsky

Name:	Michael D. Barolsky

Title:	Senior Vice President

Date:	1/4/2022

Exhibit A to the Transfer Agent Servicing Agreement

Separate Series of Milliman Variable Insurance Trust

Name of Series

Milliman 6-Month Buffered S&P 500 with Par Up Outcome Fund - Jan/Jul

Milliman 6-Month Buffered S&P 500 with Par Up Outcome Fund - Feb/Aug

Milliman 6-Month Buffered S&P 500 with Par Up Outcome Fund - Mar/Sep

Milliman 6-Month Buffered S&P 500 with Par Up Outcome Fund - Apr/Oct

Milliman 6-Month Buffered S&P 500 with Par Up Outcome Fund - May/Nov

Milliman 6-Month Buffered S&P 500 with Par Up Outcome Fund - Jun/Dec

Milliman 6-Month Parred Down S&P 500 with Par Up Outcome Fund - Jan/Jul

Milliman 6-Month Parred Down S&P 500 with Par Up Outcome Fund - Feb/Aug

Milliman 6-Month Parred Down S&P 500 with Par Up Outcome Fund - Mar/Sep

Milliman 6-Month Parred Down S&P 500 with Par Up Outcome Fund - Apr/Oct

Milliman 6-Month Parred Down S&P 500 with Par Up Outcome Fund - May/Nov

Milliman 6-Month Parred Down S&P 500 with Par Up Outcome Fund - Jun/Dec

Milliman 1-Year Buffered S&P 500 with Spread Outcome Fund - Jan

Milliman 1-Year Buffered S&P 500 with Spread Outcome Fund - Feb

Milliman 1-Year Buffered S&P 500 with Spread Outcome Fund - Mar

Milliman 1-Year Buffered S&P 500 with Spread Outcome Fund - Apr

Milliman 1-Year Buffered S&P 500 with Spread Outcome Fund - May

Milliman 1-Year Buffered S&P 500 with Spread Outcome Fund - Jun

Milliman 1-Year Buffered S&P 500 with Spread Outcome Fund - Jul

Milliman 1-Year Buffered S&P 500 with Spread Outcome Fund - Aug

Milliman 1-Year Floored S&P 500 with Par Up Outcome Fund - Jan

Milliman 1-Year Floored S&P 500 with Par Up Outcome Fund - Feb

Milliman 1-Year Floored S&P 500 with Par Up Outcome Fund - Mar

Milliman 1-Year Floored S&P 500 with Par Up Outcome Fund - Apr

Milliman 1-Year Floored S&P 500 with Par Up Outcome Fund - May

Milliman 1-Year Floored S&P 500 with Par Up Outcome Fund - Jun

Milliman 1-Year Floored S&P 500 with Par Up Outcome Fund - Jul

Milliman 1-Year Floored S&P 500 with Par Up Outcome Fund - Aug

Milliman 1-Year Buffered S&P 500 & Nasdaq with Stacker Cap Outcome Fund - Jan

Milliman 1-Year Buffered S&P 500 & Nasdaq with Stacker Cap Outcome Fund - Feb

Milliman 1-Year Buffered S&P 500 & Nasdaq with Stacker Cap Outcome Fund - Mar

Milliman 1-Year Buffered S&P 500 & Nasdaq with Stacker Cap Outcome Fund - Apr

Milliman 1-Year Buffered S&P 500 & Nasdaq with Stacker Cap Outcome Fund - May

Milliman 1-Year Buffered S&P 500 & Nasdaq with Stacker Cap Outcome Fund - Jun

Milliman 1-Year Buffered S&P 500 & Nasdaq with Stacker Cap Outcome Fund - Jul

Milliman 1-Year Buffered S&P 500 & Nasdaq with Stacker Cap Outcome Fund - Aug

Milliman 1-Year Buffered S&P 500 & Russell 2000 with Stacker Cap Outcome Fund - Jan

Milliman 1-Year Buffered S&P 500 & Russell 2000 with Stacker Cap Outcome Fund - Feb

Milliman 1-Year Buffered S&P 500 & Russell 2000 with Stacker Cap Outcome Fund - Mar

Milliman 1-Year Buffered S&P 500 & Russell 2000 with Stacker Cap Outcome Fund - Apr

Milliman 1-Year Buffered S&P 500 & Russell 2000 with Stacker Cap Outcome Fund - May

Milliman 1-Year Buffered S&P 500 & Russell 2000 with Stacker Cap Outcome Fund - Jun

Milliman 1-Year Buffered S&P 500 & Russell 2000 with Stacker Cap Outcome Fund - Jul

Milliman 1-Year Buffered S&P 500 & Russell 2000 with Stacker Cap Outcome Fund - Aug

Milliman 1-Year Buffered S&P 500 & MSCI EAFE with Stacker Cap Outcome Fund - Jan

Milliman 1-Year Buffered S&P 500 & MSCI EAFE with Stacker Cap Outcome Fund - Feb

Milliman 1-Year Buffered S&P 500 & MSCI EAFE with Stacker Cap Outcome Fund - Mar

Milliman 1-Year Buffered S&P 500 & MSCI EAFE with Stacker Cap Outcome Fund - Apr

Milliman 1-Year Buffered S&P 500 & MSCI EAFE with Stacker Cap Outcome Fund - May

Milliman 1-Year Buffered S&P 500 & MSCI EAFE with Stacker Cap Outcome Fund - Jun

Milliman 1-Year Buffered S&P 500 & MSCI EAFE with Stacker Cap Outcome Fund - Jul

Milliman 1-Year Buffered S&P 500 & MSCI EAFE with Stacker Cap Outcome Fund - Aug

Milliman 6-Year Buffered S&P 500 with Par Up Outcome Fund - Jan (I)

Milliman 6-Year Buffered S&P 500 with Par Up Outcome Fund - Apr (I)

Milliman 6-Year Buffered S&P 500 with Par Up Outcome Fund - Jul (I)

Milliman 6-Year Parred Down S&P 500 with Par Up Outcome Fund - Jan (I)

Milliman 6-Year Parred Down S&P 500 with Par Up Outcome Fund - Apr (I)

Milliman 6-Year Parred Down S&P 500 with Par Up Outcome Fund - Jul (I)

Milliman Money Market Fund

Exhibit B to the Fund Transfer Agent Servicing Agreement

Exhibit C to the Fund Transfer Agent Servicing Agreement